Exhibit 99.2

September 26, 2024

Brookfield Corporation

Suite 100, Brookfield Place

181 Bay Street, Box 762

Toronto, Ontario

RE:	Exercise of voting rights attached to limited partnership units of Brookfield Business Partners L.P. (“BBU LP Units”)

Subsidiaries of Brookfield Wealth Solutions Ltd. (“BNT”) (collectively, “BNT Subsidiaries”) currently hold, and may from time to time acquire, certain BBU LP Units.

BNT and Brookfield Corporation hereby agree that all decisions to be made by any BNT Subsidiaries with respect to the voting of any BBU LP Units held by BNT Subsidiaries, whether at a meeting of securityholders, by way of written consent or otherwise, shall be made jointly by mutual agreement of the applicable BNT Subsidiary and Brookfield Corporation, other than with respect to any BBU LP Units subject to the financing arrangements dated as of the date hereof between BNT Subsidiaries and wholly-owned subsidiaries of Brookfield Corporation. BNT shall cause all BNT Subsidiaries to comply with the foregoing covenant.

This letter agreement and all obligations hereunder may be terminated by BNT or Brookfield Corporation at any time upon delivery of notice in writing to the other party, including in the case of BNT, in the event any BNT Subsidiary determines that the obligations hereunder are no longer in its best interests or the interests of its policyholders.

This letter agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. This letter agreement may be amended or modified only by an instrument in writing executed by BNT and Brookfield Corporation.

Please confirm your agreement with the foregoing by executing in the space indicated below.

[Signature Page Follows]

BROOKFIELD WEALTH SOLUTIONS LTD.

By:	/s/ Anna Knapman-Scott
Name: Anna Knapman-Scott Title: Secretary

Accepted and agreed as of the date first written above:

BROOKFIELD CORPORATION

By:	/s/ Patrick Taylor
Name: Patrick Taylor Title: Managing Director, Finance

[Signature Page – BN-BNT Letter Agreement re: BBU Voting Rights]